ISSUER FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Registration Statement No. 333-178960

Dated April 26, 2012

ETRACS

Exchange Traded Access Securities

Exchange Traded Notes (ETNs) are senior, unsecured, unsubordinated debt securities that are designed to track the total return of a specific market index, less investor fees, and provide investors with exposure to the total returns of various market indices, including indices linked to stocks, bonds, commodities and currencies.

Exchange Traded Access Securities (ETRACS) are innovative new investment products offering easy access to markets and strategies that may not be readily available to individual investors. After their initial offering, ETRACS ETNs can be bought and sold through a broker or financial advisor on a US securities exchange. ETNs are not equities or index funds, but they do share several characteristics with those products.

ETN Name	Ticker Symbol	Fee	Exchange	Maturity Date
Master Limited Partnerships
Alerian MLP Infrastructure Index	MLPI	85bps	NYSE Arca	April 2, 2040
1xMonthly Short Alerian MLP Infrastructure TR1 Index	MLPS	85bps	NYSE Arca	October 1, 2040
2xMonthly Leveraged Long Alerian MLP Infrastructure Index	MLPL	85bps	NYSE Arca	July 9, 2040
Alerian Natural Gas MLP Index	MLPG	85bps	NYSE Arca	July 9, 2040
Wells Fargo MLP Index	MLPW	85bps	NYSE Arca	October 29, 2040
Business Development Companies (BDCs)
Wells Fargo Business Development Company Index	BDCS	85bps	NYSE Arca	April 26, 2041
2xLeveraged Long Wells Fargo Business Development Company Index	BDCL	85bps	NYSE Arca	May 24, 2041
Equities
Next Generation Internet ETN	EIPO	65bps	NYSE Arca	July 19, 2041
Monthly 2xLeveraged Next Generation Internet ETN	EIPL	65bps	NYSE Arca	July 19, 2041
Long ISE Solid State Drive Index	SSDD	65bps	NYSE Arca	September 13, 2041
2xLeveraged Long ISE Solid State Drive Index	SSDL	65bps	NYSE Arca	September 13, 2041
Monthly 2xLeveraged ISE Cloud Computing TR Index	LSKY	60bps	NYSE Arca	October 4, 2041
Commodities
CMCI TR	UCI	65bps	NYSE Arca	April 5, 2038
CMCI Agriculture TR	UAG	65bps	NYSE Arca	April 5, 2038
CMCI Energy TR	UBN	65bps	NYSE Arca	April 5, 2038
CMCI Food TR	FUD	65bps	NYSE Arca	April 5, 2038
CMCI Gold TR	UBG	30bps	NYSE Arca	April 5, 2038
CMCI Industrial Metals TR	UBM	65bps	NYSE Arca	April 5, 2038
CMCI Livestock TR	UBC	65bps	NYSE Arca	April 5, 2038
CMCI Long Platinum TR	PTM	65bps	NYSE Arca	May 14, 2018
CMCI Short Platinum ER2	PTD	65bps	NYSE Arca	May 14, 2018
CMCI Silver TR	USV	40bps	NYSE Arca	April 5, 2038
DJ-UBS Commodity Index TR	DJCI	50bps	NYSE Arca	October 31, 2039
DJ-UBS Commodity Index 2-4-6 Blended Futures ETN	BLND	70bps	NYSE Arca	April 30, 2042
Volatility
Long 1-Month S&P 500 VIX Futures	VXAA	85bps	NYSE Arca	September 6, 2041
Long 2-Month S&P 500 VIX Futures	VXBB	85bps	NYSE Arca	September 6, 2041
Long 3-Month S&P 500 VIX Futures	VXCC	85bps	NYSE Arca	September 6, 2041
Long 4-Month S&P 500 VIX Futures	VXDD	85bps	NYSE Arca	September 6, 2041
Long 5-Month S&P 500 VIX Futures	VXEE	85bps	NYSE Arca	September 6, 2041
Long 6-Month S&P 500 VIX Futures	VXFF	85bps	NYSE Arca	September 6, 2041
Short 1-Month S&P 500 VIX Futures	AAVX	135bps	NYSE Arca	September 6, 2041
Short 2-Month S&P 500 VIX Futures	BBVX	135bps	NYSE Arca	September 6, 2041
Short 3-Month S&P 500 VIX Futures	CCVX	135bps	NYSE Arca	September 6, 2041
Short 4-Month S&P 500 VIX Futures	DDVX	135bps	NYSE Arca	September 6, 2041
Short 5-Month S&P 500 VIX Futures	EEVX	135bps	NYSE Arca	September 6, 2041
Short 6-Month S&P 500 VIX Futures	FFVX	135bps	NYSE Arca	September 6, 2041
Long-Short S&P 500 VIX Futures	XVIX	85bps	NYSE Arca	November 30, 2040
Alpha Strategies
Natural Gas Futures Contango ETN	GASZ	85bps	NYSE Arca	June 14, 2041
Oil Futures Contango ETN	OILZ	85bps	NYSE Arca	June 14, 2041
Long-Short S&P 500 VIX Futures	XVIX	85bps	NYSE Arca	November 30, 2040
Hybrid
Fisher-Gartman Risk On ETN	ONN	85bps	NYSE Arca	November 27, 2041
Fisher-Gartman Risk Off ETN	OFF	115bps	NYSE Arca	November 27, 2041
S&P 500 Gold Hedged Index	SPGH	85bps	NYSE Arca	January 30, 2040

1TR=Total Return

2ER=Excess Return

ETRACS. Innovative strategies, convenient access	+1-877-387 2275	etracs@ubs.com

ETN Name	Ticker Symbol	Fee	Exchange	Maturity Date
Income
Monthly Pay 2xLeveraged Dow Jones International Real Estate ETN	RWXL	60bps	NYSE Arca	March 19, 2042
Wells Fargo Business Development Company Index	BDCS	85bps	NYSE Arca	April 26, 2041
2xLeveraged Long Wells Fargo Business Development Company Index	BDCL	85bps	NYSE Arca	May 24, 2041
Alerian MLP Infrastructure Index	MLPI	85bps	NYSE Arca	April 2, 2040
2xMonthly Leveraged Long Alerian MLP Infrastructure Index	MLPL	85bps	NYSE Arca	July 9, 2040
Alerian Natural Gas MLP Index	MLPG	85bps	NYSE Arca	July 9, 2040
Wells Fargo MLP Index	MLPW	85bps	NYSE Arca	October 29, 2040

1TR=Total Return

2ER=Excess Return

An investment in ETRACS ETNs involves risks, including the risk of loss of some or all of the investor’s principal, and is subject to the creditworthiness of UBS. We urge you to read the more detailed explanation of risks described under “Risk Factors” in the prospectus supplement, or product supplement and pricing supplement, as applicable, for the ETRACS ETNs.

The contact information provided is for general inquiries regarding ETRACS. Inquiries addressed to UBS, whether through phone or email, may be viewed, handled or answered by, or otherwise available to, third parties. Accordingly, confidential information should not be communicated using the contact details provided above. Personal inquiries involving customer-specific problems and/or that include confidential client information should be placed through your financial intermediary.

This material is issued by UBS AG or an affiliate thereof (“UBS”). Products and services mentioned in this publication may not be available for residents of certain jurisdictions. Please consult the restrictions relating to the product or service in question for further information. Activities with respect to US securities are conducted through UBS Securities LLC, a US broker/dealer Member of SIPC (http://www.sipc.org/). UBS has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement for each offering of the ETRACS ETNs) with the Securities and Exchange Commission (the “SEC”) for the offerings to which this communication relates. Before you invest, you should read these documents and any other documents that UBS has filed with the SEC for more complete information about UBS and the offerings to which this communication relates. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and any applicable prospectus supplement by calling toll-free (+1-877-387 2275). In the US, securities underwriting, trading and brokerage activities and M&A advisor activities are provided by UBS Securities LLC, a registered broker/dealer that is a wholly owned subsidiary of UBS AG, a member of the New York Stock Exchange and other principal exchanges, and a member of SIPC. UBS Financial Services Inc. is a registered broker/dealer and affiliate of UBS Securities LLC. UBS specifically prohibits the redistribution of this material and accepts no liability whatsoever for the actions of third parties in this respect.

© UBS 2012. The key symbol, UBS and ETRACS are among the registered and unregistered trademarks of UBS. “UBS Bloomberg Constant Maturity Commodity Index” and “CMCI” are services marks of UBS and/or Bloomberg. Patent pending. UBS assumes sole responsibility for this marketing material, which has not been reviewed by Bloomberg. “Dow Jones”, “DJ-UBS Commodity Index” and “DJ-UBSCISM” are service marks of Dow Jones Trademark Holdings, LLC and UBS AG, as the case may be. UBS has contracted with Standard & Poor’s to maintain and calculate the “UBS Next Generation Internet Index”. S&P shall have no liability for any errors or omissions in calculating the Index. “Standard & Poor’s®”, “S&P®”, “S&P 500®”, “Standard & Poor’s 500™”, “S&P 500 Gold Hedged”, “S&P 500 VIX Futures Term-Structure Index ER™”, “S&P 500 VIX Short-Term Futures™ Index ER,” “S&P 500 VIX 2-Month Futures Index,” “S&P 500 VIX 3-Month Futures Index,” “S&P 500 VIX 4-Month Futures Index,” “S&P 500 VIX Mid-Term Futures™ Index,” and “S&P 500 VIX 6-Month Futures Index” are trademarks of Standard & Poor’s Financial Services LLC (“S&P”) and have been licensed for use by UBS. “VIX” is a registered trademark of the Chicago Board Options Exchange, Incorporated (“CBOE”) and has been licensed to S&P. Alerian MLP Infrastructure Index, Alerian Natural Gas MLP Index, Alerian MLP Infrastructure Total Return Index, Alerian Natural Gas MLP Total Return Index, AMZI, AMZIX and ANGI are trademarks of Alerian and their use is granted under a license from Alerian. The ETRACS ETNs are not sponsored, endorsed, sold or promoted by S&P or CBOE and neither S&P nor CBOE makes any representation regarding the advisability of investing in the ETNs. Wells Fargo Securities, Wells Fargo Securities, LLC, Wells Fargo, Wells Fargo Business Development Company Index and Wells Fargo® Master Limited Partnership Index are trademarks of Wells Fargo & Company and have been licensed for use by UBS AG. The ETRACS Wells Fargo MLP Index, ETRACS Wells Fargo Business Development Company Index, and ETRACS 2xLeveraged Long Wells Fargo Business Development Company Index are not issued, guaranteed, sponsored, or advised by Wells Fargo & Company, Wells Fargo Securities, LLC or their subsidiaries and affiliates (collectively, “Wells Fargo”). Wells Fargo makes no representation or warranty, express or implied, to investors in the ETRACS ETNs or any member of the public regarding the ability of any data supplied by Wells Fargo or any Index to track financial instruments comprising the Index or any trading market and no guarantee of performance of the ETRACS Wells Fargo MLP Index, ETRACS Wells Fargo Business Development Company Index, and ETRACS 2xLeveraged Long Wells Fargo Business Development Company Index. Wells Fargo & Company does not guarantee that the Index referenced by the ETRACS ETNs has been accurately calculated and shall not have any liability for any error in the calculation. Wells Fargo’s only relationship to UBS AG is the licensing of certain intellectual property rights relating to the Index as well as trademarks and trade names of Wells Fargo and of the data supplied by Wells Fargo that is determined, composed, compiled and calculated by Wells Fargo or a third party index calculator, without regard to the ETRACS Wells Fargo MLP Index, ETRACS Wells Fargo Business Development Company Index, and ETRACS 2xLeveraged Long Wells Fargo Business Development Company Index. Wells Fargo has no obligation to take into consideration the ETRACS Wells Fargo MLP Index, ETRACS Wells Fargo Business Development Company Index, and ETRACS 2xLeveraged Long Wells Fargo Business Development Company Index or investors in the ETRACS ETNs when determining, composing, compiling or calculating the data. Wells Fargo has no obligation or liability in connection with the issuance, listing, registration, distribution, administration, trading or redemption or settlement by the issuer or otherwise of the ETRACS Wells Fargo MLP Index, ETRACS Wells Fargo Business Development Company Index, and ETRACS 2xLeveraged Long Wells Fargo Business Development Company Index. WELLS FARGO DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE INDEX OR OF ANY DATA SUPPLIED BY IT OR ANY DATA INCLUDED THEREIN. WELLS FARGO MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY UBS AG AND THE ETRACS WELLS FARGO MLP INDEX, ETRACS WELLS FARGO BUSINESS DEVELOPMENT COMPANY INDEX, OR ETRACS 2XLEVERAGED LONG WELLS FARGO BUSINESS DEVELOPMENT COMPANY INDEX OR ANY OTHER PERSON OR ENTITY FROM THE USE OF INDEX OR OF THE DATA SUPPLIED BY WELLS FARGO OR ANY DATA INCLUDED THEREIN. WELLS FARGO MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX AND THE DATA SUPPLIED BY WELLS FARGO OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL WELLS FARGO HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES. “ISE Cloud Computing™ Total Return Index”, “ISE Solid State Drive™ Index”, “ISE Oil Futures Spread™”, “ISE Natural Gas Futures Spread™”, “ISE™®”, and “International Securities Exchange®” are trademarks of International Securities Exchange, LLC (“ISE” or “Licensor”) and have been licensed for use for certain purposes by UBS Securities LLC and its affiliates. UBS AG’s ETRACS Monthly 2xLeveraged ISE Cloud Computing TR Index ETN, ETRACS ISE Solid State Drive Index ETN, ETRACS Monthly 2xLeveraged ISE Solid State Drive Index ETN, ETRACS Natural Gas Futures Contango ETN and ETRACS Oil Futures Contango ETN based on the ISE Cloud Computing™ Total Return Index, ISE Solid State Drive™ Index, ISE Natural Gas Futures Spread™ Index and the ISE Oil Futures Spread™ Index, respectively, are not sponsored, endorsed, sold or promoted by ISE, and ISE makes no representation regarding the advisability of trading in such product(s). “MBF Index Holdings, LLC”, “The Fisher-Gartman Risk Index”, “The Fisher-Gartman Equity Subindex” and “The Fisher-Gartman Sovereign Bond Subindex” are trademarks of MBF Index Holdings, LLC and have been licensed for use by UBS AG. The ETRACS Fisher-Gartman Risk On ETN and ETRACS Fisher-Gartman Risk Off ETN are not issued by, sponsored, endorsed, sold or promoted by MBF Index Holdings, LLC or its affiliates and MBF Index Holdings, LLC makes no representation regarding the advisability of investing in the product. MBF Index Holdings, LLC does not guarantee that the Index referenced by the product has been accurately calculated and shall not have any liability for any error in the calculation.

The Dow Jones-UBS Commodity IndexesSM are a joint product of Dow Jones Indexes, the marketing name and a licensed trademark of CME Group Index Services LLC (“CME Indexes”), and UBS Securities LLC (“UBS Securities”), and have been licensed for use. “Dow Jones®”, “DJ”, “UBS”, “Dow Jones-UBS Commodity Index 2-4-6 Forward Blend Total ReturnSM”, “Dow Jones-UBS Commodity Index 2 Month ForwardSM”, “Dow Jones-UBS Commodity Index 4 Month ForwardSM”, “Dow Jones-UBS Commodity Index 6 Month ForwardSM”, “Dow Jones-UBS Commodity IndexSM” and “DJ-UBS CI” are service marks of Dow Jones Dow Jones Trademark Holdings, LLC (“Dow Jones”) and UBS AG, as the case may be, have been licensed to CME Indexes and sublicensed for use for certain purposes by UBS. Other marks may be trademarks of their respective owners. All rights reserved.

For questions or additional information about ETRACS:

Contact us	ETRACS Investor Service Center: +1-877-387 2275 Hours available: Monday to Friday 8:00 a.m. – 5:00 p.m. EST	Email: etracs@ubs.com Website: etracs.com